Exhibit 12.1

DISCOVERY COMMUNICATIONS, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

(in millions, except ratio amounts)

	Three months ended March 31,				Years Ended December 31,
	2010		2010		2009		2009(3)		2008(3)		2007		2006	2005
	Pro Forma(2)		Actual		Pro Forma(2)		Actual
	(unaudited)		(unaudited)		(unaudited)
Earnings:
Net income from continuing operations	$179		$173		$581		$559		$402		$86		$52	$25

Add:
Provision for income taxes	49		47		490		472		352		56		41	47
Loss (earnings) of equity investees	7		7		(8)		(8)		61		(142)		(104)	(80)
Distributions of income from equity investees	2		2		4		4		4		—		—	—
Total interest expense	51		59		210		250		258		—		—	—
Portion of rents representative of the interest factor	7		7		28		28		47		11		10	11

Earnings (loss), as adjusted	$295		$295		$1,305		$1,305		$1,124		$11		$(1)	$3

Fixed charges:
Total interest expense	$51		$59		$210		$250		$258		$—		$—	$—
Portion of rents representative of the interest factor	7		7		28		28		47		11		10	11

Total fixed charges	$58		$66		$238		$278		$305		$11		$10	$11

Ratio of earnings (loss) to fixed charges	5.1	x	4.5	x	5.5	x	4.7	x	3.7	x	1.0	x	—	—

Deficiency													$11	$8

(1)	The results for the years prior to 2008 reflect only the results of Discovery’s predecessor, DHC.
(2)	The ratios of earnings to fixed charges for the year ended December 31, 2009 and the three months ended March 31, 2010 have been adjusted on a pro forma basis assuming the $3 billion of principal amount of the senior notes being offered was outstanding since January 1, 2009 and the proceeds from the offering were applied as set forth in the Company’s prospectus supplement dated May 26, 2010 under “Use of proceeds” on January 1, 2009, except as it relates to $500 million outstanding under Discovery Communications Holding, LLC’s Term Loan C which has been outstanding since May 14, 2009.
(3)	The 2009 and 2008 financial information has not been recast to reflect the deconsolidation of the Oprah Winfrey Network and Animal Planet Japan joint ventures in accordance with the recent accounting guidance that amends the model for determining whether an entity should consolidate a variable interest entity. As such, the 2009 and 2008 financial information is not presented under the same basis as the March 31, 2010 financial information.